Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Earnings per diluted share: $2.92 from net income, $2.63 from operating income*

•	ROE 10 percent and Operating ROE* 11 percent for the full year

•	Reported net premiums increased 7 percent in the fourth quarter

ST. LOUIS, January 30, 2017 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $190.1 million, or $2.92 per diluted share, compared with $163.1 million, or $2.46 per diluted share, in the prior-year quarter. Operating income* totaled $171.3 million, or $2.63 per diluted share, compared with $188.0 million, or $2.84 per diluted share, the year before. Net foreign currency fluctuations had an adverse effect of $0.10 per diluted share on net income, and $0.08 per diluted share on operating income.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2016	2015	2016	2015
Net premiums	$2,493,163	$2,328,501	$9,248,871	$8,570,741
Net income	190,149	163,127	701,443	502,166
Net income per diluted share	2.92	2.46	10.79	7.46
Operating income*	171,259	187,950	632,598	567,084
Operating income per diluted share*	2.63	2.84	9.73	8.43
Book value per share	110.31	94.09
Book value per share, excluding accumulated other comprehensive income (AOCI)*	92.59	83.23
Total assets	53,097,879	50,383,152

*	See ‘Use of Non-GAAP Financial Measures’ below

Full-year 2016 net income totaled $701.4 million, or $10.79 per diluted share, versus $502.2 million, or $7.46 per diluted share, in 2015. Operating income for the full year increased to $632.6 million, or $9.73 per diluted share, from $567.1 million, or $8.43 per diluted share, the year before. Net adverse foreign currency fluctuations reduced 2016 net income by $0.29 per diluted share, and operating income by $0.25 per diluted share. Net premiums increased 8 percent in 2016. Full-year premiums reflected net adverse foreign currency effects of approximately $172.2 million.

For the fourth quarter, consolidated net premiums totaled $2.5 billion, up 7 percent from last year’s fourth quarter. Current-period premiums reflected net adverse foreign currency effects of approximately $35.2 million. Excluding spread-based businesses and the value of associated derivatives, investment income rose 8 percent over year-ago levels, attributable to an increase in average invested assets of approximately 14 percent and strong variable investment income, offset in part by the impact of lower yield on new money and reinvested assets. The average investment yield, excluding spread businesses, was down 27 basis points to 4.69 percent from the fourth quarter of 2015, mainly attributable to a 2015 fourth-quarter
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transaction with investment income retroactive to January 1. The average investment yield was 26 basis points higher than the third-quarter yield due to stronger variable investment income.

The effective tax rate was approximately 36 percent on both pre-tax GAAP income and operating income this quarter, above an expected range of 34 to 35 percent, due to a greater balance of income from jurisdictions with higher tax rates. For the full year, the effective tax rate on pre-tax GAAP income and operating income was approximately 33 percent.

Anna Manning, president and chief executive officer, commented, “This was another good quarter for RGA, and it closed out a very successful year. The fourth-quarter results continued a pattern of good overall momentum and favorable diversification of earnings by geography and product. Most key business segments posted good results, with a notably strong performance for the U.S. Traditional segment. EMEA, Asia Traditional and Canada also performed well, while Australia underperformed. Overall top-line premium growth was fairly strong again up 7 percent, or 9 percent in constant currencies, based primarily upon solid organic growth and modest contributions from in-force transactions.

“For the year, net income per share of $10.79 and operating earnings per share of $9.73 also reflected strong results across most key segments. Our overall strategy and global operating model continued to produce solid returns as we serve our clients with solutions spanning across geographies and product areas. We achieved these strong results despite ongoing macroeconomic headwinds including lower interest rates and weak foreign currencies. In 2016, our return on equity was 10 percent and operating return on equity was 11 percent. Importantly, RGA's balance sheet remains strong.

“We executed a number of in-force and other transactions during the year, but the size of the deals on average was smaller than in recent years. We ended the year with an excess capital position of $1.1 billion and our board approved a new share repurchase authorization of $400 million, replacing the previous authorization. We are well positioned to continue to pursue a balanced approach to capital management in terms of deployment into in-force and other attractive transactions, share repurchases and shareholder dividend increases. Book value per share at year-end 2016 was $110.31 including AOCI, and $92.59 excluding AOCI.

“Looking forward, we remain optimistic about our ability to serve clients, execute on our strategies and deliver attractive financial returns.”

SEGMENT RESULTS

In the fourth quarter, RGA changed the name of its Non-Traditional segments to Financial Solutions. The name change better aligns our external reports with internally used terminology. This name change does not affect any previously reported results for the Financial Solutions segments.

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax net income of $131.5 million, compared with $79.5 million in the fourth quarter of 2015. Pre-tax operating income totaled $129.3 million for the quarter, compared with $79.0 million in last year’s fourth quarter. Results for the current quarter benefited
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from higher variable investment income and modestly favorable claims results in the Individual Mortality business. Results in the year-ago quarter reflected poor experience in the Group business, and unfavorable claims in the Individual Mortality business. For the full year, pre-tax net income increased to $371.1 million from $235.8 million and pre-tax operating income increased to $375.3 million versus $233.5 million in 2015.

Traditional net premiums increased 4 percent from last year’s fourth quarter to $1,430.3 million and 9 percent to $5,249.6 million for the full year.

Financial Solutions

The Asset-Intensive business reported pre-tax net income of $72.3 million compared with $30.9 million last year. Fourth-quarter pre-tax operating income totaled $46.7 million compared with $47.6 million last year. Both periods' operating income reflected favorable investment spreads. Full-year pre-tax net income totaled $224.1 million versus $152.9 million in 2015. Pre-tax operating income totaled $205.0 million for the full year versus $199.6 million in 2015, with both periods benefiting from favorable interest rate spreads.

The Financial Reinsurance business reported pre-tax net income and pre-tax operating income of $14.4 million for the fourth quarter compared with $15.9 million the year before, performing in line with expectations. For the year, pre-tax net income and pre-tax operating income rose to $59.2 million from $55.0 million in the prior year.

Canada

Traditional

The Canada Traditional segment reported pre-tax net income of $37.0 million compared with $44.6 million the year before. Pre-tax operating income totaled $34.8 million compared with $45.1 million in the fourth quarter of 2015. The year-ago quarter was driven by particularly favorable individual mortality claims experience, while the 2016 quarter reflected modestly favorable individual mortality claims. The effect of net foreign currency fluctuations was immaterial to pre-tax net income and pre-tax operating income in the quarter. For the full year, pre-tax net income increased to $134.7 million from $124.2 million in 2015. Pre-tax operating income for the year rose to $125.6 million from $123.8 million the year before. Foreign currency exchange rates adversely affected pre-tax net income by $5.8 million and pre-tax operating income by $6.2 million for the full year.

Reported net premiums increased 20 percent to $241.9 million for the quarter, attributable to solid growth in individual mortality and a one-time amendment in 2016 on a creditor treaty. Net premiums for the full year increased to $928.6 million compared with $838.9 million in 2015. Net foreign currency fluctuations adversely affected net premiums by $33.0 million for the full year.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported fourth-quarter pre-tax net income and pre-tax operating income of $4.1 million compared with $3.4 million a year ago, reflecting favorable longevity experience. The effect of net foreign currency
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fluctuations was immaterial to pre-tax net income and pre-tax operating income in the quarter. Pre-tax net income and pre-tax operating income totaled $7.9 million for the full year compared with $13.9 million in 2015, as 2015 experience was particularly good. For the full year, foreign currency exchange rates adversely affected pre-tax net income and pre-tax operating income by $0.7 million.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax net income and pre-tax operating income of $15.8 million, up from $12.9 million in last year’s fourth quarter. Current-period results included higher premiums and a favorable adjustment associated with improved client reporting, somewhat offset by modestly unfavorable mortality and morbidity experience in the U.K. Last year’s fourth quarter was generally in line with expectations. Net foreign currency fluctuations adversely affected pre-tax net income and pre-tax operating income by $1.0 million. For the full year, pre-tax net income decreased to $30.1 million from $48.4 million in 2015, and pre-tax operating income decreased to $30.1 million from $48.1 million in the prior year. Full-year net foreign currency fluctuations adversely affected pre-tax net income and pre-tax operating income by $1.0 million.

Reported net premiums increased to $301.3 million from $299.9 million in the prior-year period primarily due to the impact of new treaties. Foreign currency exchange rates adversely affected net premiums by $37.4 million. For the full year, net premiums totaled $1,140.1 million, with an adverse effect of $113.1 million from foreign currency fluctuations.

Financial Solutions

The EMEA Financial Solutions business segment includes longevity, asset-intensive and fee-based transactions. Pre-tax net income totaled $41.3 million compared with $28.1 million in the year-ago period. Pre-tax operating income increased to $36.7 million compared with $18.8 million the year before. Current-period results reflected continued favorable experience in both the asset-intensive and longevity businesses, along with the impact of new business. Net foreign currency fluctuations adversely affected pre-tax net income by $9.3 million and pre-tax operating income by $8.2 million. For the full year, pre-tax net income totaled $138.0 million compared with $108.4 million in 2015. Pre-tax operating income for the year was $122.4 million, up from $98.1 million the year before. Net foreign currency fluctuations adversely affected full-year pre-tax net income by $19.4 million and pre-tax operating income by $16.7 million.

Asia Pacific

Traditional

The Asia Pacific Traditional segment reported pre-tax net income of $18.5 million, down from $37.4 million in the prior-year period. Pre-tax operating income totaled $18.5 million compared with a very strong $35.7 million a year ago. Underwriting experience was favorable across Asia with particularly strong results in Hong Kong and Japan, but was offset by high claims on individual disability business in Australia. Net foreign currency fluctuations had a favorable effect of $1.1 million on pre-tax net income and pre-tax operating income. For the full year, pre-tax net income and pre-tax operating income totaled
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$113.9 million compared with $105.7 million in 2015. The effect of net foreign currency fluctuations was immaterial to pre-tax net income and pre-tax operating income for the full year.

Reported net premiums rose to $448.3 million from $388.7 million in the prior-year period, reflecting solid growth in Asia. Foreign currency exchange rates had a favorable effect of $12.6 million on net premiums. For the year, net premiums totaled $1,681.5 million, up 8 percent over the prior year. Net foreign currency fluctuations had a favorable effect of $3.3 million on net premiums for the full year.

Financial Solutions

The Asia Pacific Financial Solutions business segment includes asset-intensive and fee-based transactions. Pre-tax net losses totaled $12.0 million compared with pre-tax net income of $5.5 million last year. Pre-tax operating losses totaled $6.1 million compared with a pre-tax operating income of $5.4 million in the prior-year quarter. The losses in the current period are primarily due to unfavorable results on one treaty that continues to run off. The effect of net foreign currency fluctuations was immaterial to pre-tax net income and pre-tax operating income in the quarter. For the full year, pre-tax net income totaled $4.1 million compared with $19.6 million in 2015. Pre-tax operating losses were $2.4 million for the year, down from pre-tax operating income of $22.5 million a year ago. Foreign currency exchange rates had a favorable effect of $1.5 million on pre-tax net income and $0.8 million on pre-tax operating income for the full year.

Corporate and Other

The Corporate and Other segment’s pre-tax net losses totaled $27.4 million compared with a pre-tax net loss of $51.5 million the year before. Pre-tax operating losses were $26.3 million, versus the year-ago pre-tax loss of $16.7 million. Current-period results reflected higher compensation, including annual incentive accrual adjustments. For the full year, pre-tax net losses totaled $39.2 million compared with $119.1 million in 2015. Pre-tax operating losses were $88.4 million versus $52.0 million in the prior year.

Company Guidance

On an annual basis, the Company provides financial guidance based upon the intermediate term rather than giving a range of annual earnings per share for an upcoming year. This better reflects the long-term nature of the business and the difficulty in predicting the timing of shorter-term or periodic events such as block transactions. The Company accepts risks over very long periods of time, up to 30 years or longer in some cases. While more predictable over longer-term horizons, RGA’s business is subject to inherent short-term volatility, primarily due to mortality and morbidity experience.

Over the intermediate term, the Company continues to target growth in operating income per share in the 5 to 8 percent range, and operating return on equity of 10 to 12 percent. It is presumed that there are no significant changes in the investment environment from current levels, and the Company will deploy $300 to $400 million of excess capital, on average, annually. These guidance ranges are based upon “normalized” results. Both the operating EPS target range and the ROE ranges are unchanged from a year ago.

Todd C. Larson, chief financial officer, commented, “We believe that our EPS range is appropriate, and we expect the combination of organic growth, execution of block transactions and efficient capital
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management to allow us to reach our financial targets. We have faced significant macro headwinds in terms of weak foreign currencies and sustained low interest rates over the past several years, and we assume that there will be some level of ongoing headwinds for the foreseeable future. Nevertheless, we expect that we can overcome these challenges and achieve our goals.”

Stock Repurchase Authorization

The board of directors authorized a share repurchase program for up to $400 million of the company's outstanding common stock, replacing the previous share repurchase authorization. This new authorization is effective immediately and does not have an expiration date. Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means, or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements, and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.41, payable March 2 to shareholders of record as of February 9.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 11 a.m. Eastern Time on Tuesday, January 31. Interested parties may access the call by dialing 877-879-6174 (domestic) or 719-325-4849 (international). The access code is 1763380. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through Wednesday, February 8 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 1763380.

The Company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations,
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the cumulative effect of any accounting changes, and other items that management believes are not indicative of the Company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Earnings” section.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, RGA has assumed approximately $3.1 trillion of life reinsurance in force, and total assets of $53.1 billion.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, ratios, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the previous paragraphs as “we,” “us” or
“our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7)
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inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the 2015 Annual Report, as updated by Part II, Item 1A - “Risk Factors” in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2016.
Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$190,149	$163,127	$701,443	$502,166
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	66,640	40,203	(21,322)	30,020
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(5,355)	161	(18,330)	(10,640)
Embedded derivatives:
Included in investment related (gains) losses, net	(72,343)	(6,004)	(40,302)	85,789
Included in interest credited	(25,977)	(917)	(18,289)	(8,178)
DAC offset, net	17,957	(8,542)	30,787	(31,996)
Investment income on unit-linked variable annuities	(2,741)	—	(8,535)	—
Interest credited on unit-linked variable annuities	2,741	—	8,535	—
Non-investment derivatives	188	(78)	(1,389)	(77)
Operating income	$171,259	$187,950	$632,598	$567,084

Reconciliation of Consolidated Income before Income Taxes to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Income before income taxes	$295,543	$206,743	$1,043,946	$744,795
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	103,944	64,034	(22,082)	49,586
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(8,238)	246	(28,200)	(16,370)
Embedded derivatives:
Included in investment related (gains) losses, net	(111,297)	(9,236)	(62,003)	131,984
Included in interest credited	(39,964)	(1,412)	(28,137)	(12,582)
DAC offset, net	27,625	(13,142)	47,364	(49,225)
Investment income on unit-linked variable annuities	(4,217)	—	(13,131)	—
Interest credited on unit-linked variable annuities	4,217	—	13,131	—
Non-investment derivatives	289	(120)	(2,137)	(118)
Pre-tax operating income	$267,902	$247,113	$948,751	$848,070

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$131,492	$(336)		$(1,811)		$129,345
Financial Solutions:
Asset Intensive	72,261	35,800	(1)	(61,363)	(2)	46,698
Financial Reinsurance	14,447	—		—		14,447
Total U.S. and Latin America	218,200	35,464		(63,174)		190,490
Canada Traditional	37,026	(2,272)		—		34,754
Canada Financial Solutions	4,065	—		—		4,065
Total Canada	41,091	(2,272)		—		38,819
EMEA Traditional	15,826	—		—		15,826
EMEA Financial Solutions	41,328	(4,600)		—		36,728
Total EMEA	57,154	(4,600)		—		52,554
Asia Pacific Traditional	18,464	—		—		18,464
Asia Pacific Financial Solutions	(11,966)	5,846		—		(6,120)
Total Asia Pacific	6,498	5,846		—		12,344
Corporate and Other	(27,400)	1,095		—		(26,305)
Consolidated	$295,543	$35,533		$(63,174)		$267,902

(1)	Asset Intensive is net of $(60,462) DAC offset.

(2)	Asset Intensive is net of $88,087 DAC offset.

(Unaudited)	Three Months Ended December 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$79,483	$203		$(696)		$78,990
Financial Solutions:
Asset Intensive	30,874	124,163	(1)	(107,441)	(2)	47,596
Financial Reinsurance	15,936	—		—		15,936
Total U.S. and Latin America	126,293	124,366		(108,137)		142,522
Canada Traditional	44,640	446		—		45,086
Canada Financial Solutions	3,420	—		—		3,420
Total Canada	48,060	446		—		48,506
EMEA Traditional	12,859	—		—		12,859
EMEA Financial Solutions	28,145	(9,366)		—		18,779
Total EMEA	41,004	(9,366)		—		31,638
Asia Pacific Traditional	37,415	(1,706)		—		35,709
Asia Pacific Financial Solutions	5,467	(17)		—		5,450
Total Asia Pacific	42,882	(1,723)		—		41,159
Corporate and Other	(51,496)	34,784		—		(16,712)
Consolidated	$206,743	$148,507		$(108,137)		$247,113

(1)	Asset Intensive is net of $84,347 DAC offset.

(2)	Asset Intensive is net of $(97,489) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Twelve Months Ended December 31, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$371,101	$(339)		$4,568		$375,330
Financial Solutions:
Asset Intensive	224,142	(52,840)	(1)	33,680	(2)	204,982
Financial Reinsurance	59,238	—		—		59,238
Total U.S. and Latin America	654,481	(53,179)		38,248		639,550
Canada Traditional	134,705	(9,056)		—		125,649
Canada Financial Solutions	7,945	—		—		7,945
Total Canada	142,650	(9,056)		—		133,594
EMEA Traditional	30,059	(5)		—		30,054
EMEA Financial Solutions	138,007	(15,595)		—		122,412
Total EMEA	168,066	(15,600)		—		152,466
Asia Pacific Traditional	113,928	(16)		—		113,912
Asia Pacific Financial Solutions	4,063	(6,473)		—		(2,410)
Total Asia Pacific	117,991	(6,489)		—		111,502
Corporate and Other	(39,242)	(49,119)		—		(88,361)
Consolidated	$1,043,946	$(133,443)		$38,248		$948,751

(1)	Asset Intensive is net of $(81,024) DAC offset.

(2)	Asset Intensive is net of $128,388 DAC offset.

(Unaudited)	Twelve Months Ended December 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$235,771	$201		$(2,507)		$233,465
Financial Solutions:
Asset Intensive	152,946	(37,872)	(1)	84,488	(2)	199,562
Financial Reinsurance	55,017	—		—		55,017
Total U.S. and Latin America	443,734	(37,671)		81,981		488,044
Canada Traditional	124,175	(364)		—		123,811
Canada Financial Solutions	13,902	—		—		13,902
Total Canada	138,077	(364)		—		137,713
EMEA Traditional	48,410	(338)		—		48,072
EMEA Financial Solutions	108,445	(10,359)		—		98,086
Total EMEA	156,855	(10,697)		—		146,158
Asia Pacific Traditional	105,654	—		—		105,654
Asia Pacific Financial Solutions	19,619	2,899		—		22,518
Total Asia Pacific	125,273	2,899		—		128,172
Corporate and Other	(119,144)	67,127		—		(52,017)
Consolidated	$744,795	$21,294		$81,981		$848,070

(1)	Asset Intensive is net of $(11,804) DAC offset.

(2)	Asset Intensive is net of $(37,421) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Earnings per share from net income:
Basic earnings per share	$2.96	$2.49	$10.91	$7.55
Diluted earnings per share	$2.92	$2.46	$10.79	$7.46

Diluted earnings per share from operating income	$2.63	$2.84	$9.73	$8.43
Weighted average number of common and common equivalent shares outstanding	65,124	66,247	64,989	67,292

(Unaudited)	At December 31,
	2016	2015
Treasury shares	14,835	13,933
Common shares outstanding	64,303	65,205
Book value per share outstanding	$110.31	$94.09
Book value per share outstanding, before impact of AOCI	$92.59	$83.23

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Add Twelve
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Net premiums	$2,493,163	$2,328,501	$9,248,871	$8,570,741
Investment income, net of related expenses	497,227	467,468	1,911,886	1,734,495
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(4,142)	(27,605)	(38,805)	(57,380)
Other-than-temporary impairments on fixed maturity securities transferred to accumulated other comprehensive income	74	—	74	—
Other investment related gains (losses), net	14,261	(17,204)	132,926	(107,370)
Total investment related gains (losses), net	10,193	(44,809)	94,195	(164,750)
Other revenue	68,715	77,431	266,559	277,692
Total revenues	3,069,298	2,828,591	11,521,511	10,418,178
Benefits and expenses:
Claims and other policy benefits	2,116,045	2,015,929	7,993,375	7,489,382
Interest credited	64,089	105,032	364,691	336,964
Policy acquisition costs and other insurance expenses	370,134	300,329	1,310,540	1,127,486
Other operating expenses	175,634	158,556	645,509	554,044
Interest expense	41,422	35,820	137,623	142,863
Collateral finance and securitization expense	6,431	6,182	25,827	22,644
Total benefits and expenses	2,773,755	2,621,848	10,477,565	9,673,383
Income before income taxes	295,543	206,743	1,043,946	744,795
Provision for income taxes	105,394	43,616	342,503	242,629
Net income	$190,149	$163,127	$701,443	$502,166
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